Exhibit 5.1

November 13, 2026

Azora Therapeutics, Inc.

16501 Ventura Blvd, Suite 400

Encino, California 91436

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Azora Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 5,124,322 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of the following: (i) 25,666 shares of Common Stock issuable upon exercise and/or settlement of awards granted under the Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), (ii) 3,078,147 shares of Common Stock reserved and available for issuance under the Azora Therapeutics, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), (iii) 307,815 shares of Common Stock reserved and available for issuance under the Azora Therapeutics, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”), (iv) 712,694 shares of Common Stock issuable upon exercise and/or settlement of certain awards granted by the Company to new employees as a material inducement to their acceptance of employment with the Company outside of a stockholder approved equity plan in accordance with Nasdaq Listing Rule 5635(c)(4), which were issued pursuant to award agreements (the “Inducement Award Agreements”) and (v) 1,000,000 shares of Common Stock reserved and available for issuance under the Azora Therapeutics, Inc. 2026 Employment Inducement Equity Incentive Plan (the “Inducement Plan,” and collectively with the 2017 Plan, 2026 Plan and the ESPP, the “Plans”).

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware and, with respect to the opinion set forth herein, insofar as it relates to any Delaware law, we have limited our review to standard compilations available to us of the DGCL, which we have assumed to be accurate and complete, and we have not reviewed case law.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement, the Inducement Award Agreements and the Plans. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock, including the Shares, for issuance under the Inducement Award Agreements and Plans and will keep such reserve available at all times to enable the Company to issue and deliver the Shares upon the settlement of awards under the Inducement Award Agreements and the Plans. We have also assumed without independent investigation that there are no agreements or understandings between or among the Company and any participants in the Inducement Award Agreements and the Plans that would expand, modify or otherwise affect the terms of the Inducement Award Agreements and the Plans or the respective rights or obligations of the participants thereunder.

Based upon, subject to and limited by the foregoing, and based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares to be issued by the Company under the Inducement Award Agreements and the Plans pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Inducement Award Agreements and the Plans, as applicable, and the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of its date. We do not undertake any obligation to advise you or any other party of changes of law or fact that occur after the date of this opinion letter – even though the change may affect the legal analysis or legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ HONIGMAN LLP